Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the persons and entities named below agrees to the joint filing of this Schedule 13D Amendment with respect to the shares of common stock, par value $0.001, of SONIM Technologies Inc., a corporation incorporated under the laws of Delaware, and further agrees that this Joint Filing Agreement be filed with the Securities and Exchange Commission as an exhibit to such filing; provided no such person or entity shall be responsible for the completeness of any other person or entity making the filing unless such person or entity knows or has reason to believe such information is inaccurate (as provided in Rule 13d-1(k)(1)(ii)). This Joint Filing Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the persons and entities named below have executed, in counterparts, this Joint Filing Agreement as of the date set forth below.

Dated as of March 18, 2025

AJP Holding Company, LLC

By:	/s/ Jeffrey Wang
Name:	Jeffrey Wang
Title:	Manager

Jeffrey Wang

By:	/s/ Jeffrey Wang
Name:	Jeffrey Wang

Orbic North America, LLC.

By:	/s/ Parveen Narula
Name:	Parveen Narula
Title:	Chief Executive Officer

Ashima Narula

By:	/s/ Ashima Narula
Name:	Ashima Narula

Parveen Narula

By:	/s/ Parveen Narula
Name:	Parveen Narula